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                                  EXHIBIT 11

                          BANK OF BOSTON CORPORATION

                   Computation of Earnings Per Common Share

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                                                                 Quarters Ended         Nine Months Ended
                                                                    Sept. 30                 Sept. 30

     EARNINGS      (in millions)                                 1996        1995        1996        1995
     --------                                                   ------      ------       ------     ------
1.   Net income                                              $      80   $     175   $     449   $     498

2.   Less: Preferred dividends                                       9           9          28          28
                                                                -------     -------     -------     -------

3.   Net income applicable to primary and fully diluted
      earnings per common share                              $      71   $     166         421   $     470
                                                               =======     =======     =======     =======

     SHARES    (in thousands)
     ------
4.   Weighted average number of common shares outstanding      153,103     155,660     153,715     153,086

5.   Incremental shares from assumed exercise
     of dilutive stock options as of the beginning
     of the period using the treasury stock method               2,080       1,939       2,585       2,140

6.   Incremental shares from assumed conversion                                                      1,181
     of debentures at date of issuance                        --------     -------     -------     -------

 7.  Adjusted number of common shares                          155,183     157,599     156,300     156,407
                                                              ========     =======     =======     =======

     PER SHARE CALCULATION
     ---------------------

8.   Primary net income per common share                     $     .46   $    1.06   $    2.74   $    3.07
     (Item 3 divided by Item 4)

9.   Fully diluted net income per common share               $     .45   $    1.05   $    2.69   $    3.00
     (Item 3 divided by Item 7)
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